UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Gannon, John Timothy
   550 North Reo Street, Suite 200
   Tampa, Florida  33609
   United States
2. Issuer Name and Ticker or Trading Symbol
   Outback Steakhouse, Inc.
   OSSI
3. IRS or Social Security Number of Reporting Person (Voluntary)
   ###-##-####
4. Statement for Month/Year
   February, 1999
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director (X) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Senior Vice President
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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
Common Stock, par value $.0|02/24/|S   |-|3,000(1)          |D  |$29.583(1) |                   |      |                           |
1                          |99    |    | |                  |   |           |                   |      |                           |
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Common Stock, par value $.0|02/24/|S   |-|17,454(1)         |D  |$29.416(1) |                   |      |                           |
1                          |99    |    | |                  |   |           |                   |      |                           |
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Common Stock, par value $.0|02/24/|S   |-|7,500(1)          |D  |$30.124(1) |                   |      |                           |
1                          |99    |    | |                  |   |           |                   |      |                           |
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Common Stock, par value $.0|02/24/|S   |-|7,500(1)          |D  |$30.250(1) |                   |      |                           |
1                          |99    |    | |                  |   |           |                   |      |                           |
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Common Stock, par value $.0|02/24/|S   |-|7,500(1)          |D  |$30.166(1) |                   |      |                           |
1                          |99    |    | |                  |   |           |                   |      |                           |
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Common Stock, par value $.0|02/24/|S   |-|16,500(1)         |D  |$29.750(1) |                   |      |                           |
1                          |99    |    | |                  |   |           |                   |      |                           |
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Common Stock, par value $.0|02/24/|S   |-|3,000(1)          |D  |$29.666(1) |                   |      |                           |
1                          |99    |    | |                  |   |           |                   |      |                           |
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Common Stock, par value $.0|02/24/|S   |-|1,500(1)          |D  |$30.333(1) |                   |      |                           |
1                          |99    |    | |                  |   |           |                   |      |                           |
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Common Stock, par value $.0|02/24/|S   |-|6,000(1)          |D  |$30.000(1) |                   |      |                           |
1                          |99    |    | |                  |   |           |                   |      |                           |
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Common Stock, par value $.0|02/24/|S   |-|7,500(1)          |D  |$30.083(1) |Continued on page  |D     |                           |
1                          |99    |    | |                  |   |           |3                  |      |                           |
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Common Stock, par value $.0|02/24/|S   |-|7,500(1)          |D  |$29.916(1) |                   |      |                           |
1                          |99    |    | |                  |   |           |                   |      |                           |
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Common Stock, par value $.0|02/25/|S   |-|3,000(1)          |D  |$28.833(1) |                   |      |                           |
1                          |99    |    | |                  |   |           |                   |      |                           |
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Common Stock, par value $.0|02/25/|S   |-|12,000(1)         |D  |$28.000(1) |                   |      |                           |
1                          |99    |    | |                  |   |           |                   |      |                           |
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Common Stock, par value $.0|02/26/|S   |-|15,000(1)         |D  |$29.083(1) |                   |      |                           |
1                          |99    |    | |                  |   |           |                   |      |                           |
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Common Stock, par value $.0|02/26/|S   | |7,500(1)          |D  |$27.750(1) |                   |      |                           |
1                          |99    |    |-|                  |   |           |                   |      |                           |
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Common Stock, par value $.0|02/26/|S   |-|7,500(1)          |D  |$29.208(1) |0                  |D     |                           |
1                          |99    |    | |                  |   |           |                   |      |                           |
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Common Stock, par value $.0|-     |-   |-|-                 |-  |-          |11,530,237         |I     |(2)                        |
1                          |      |    | |                  |   |           |                   |      |                           |
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
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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
                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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
Explanation of Responses:
(1) All share numbers and stock and exercise prices reflect the Company's 3-2 stock split paid on March 2, 1999, to the stockholders of record on February 16, 1999.
(2) Owned by Multi-Venture Partners, Ltd., a Nevada limited partnership ("MVP"), of which Mr. Gannon is a Limited
Partner.
SIGNATURE OF REPORTING PERSON
                       J. TIMOTHY GANNON